Exhibit 99.1

FOR IMMEDIATE RELEASE
DATE: July 28, 2011

CONTACT:	Brian L. Vance
President and Chief Executive Officer
(360) 943-1500

HERITAGE FINANCIAL ANNOUNCES SECOND QUARTER 2011 RESULTS AND DECLARES INCREASED CASH DIVIDEND

•	Diluted earnings per common share increased to $0.11 for the quarter ended June 30, 2011 from $0.05 per diluted common share for the quarter ended June 30, 2010

•	Cash dividend declared in the amount of $0.05 per share, an increase of 67% from the prior quarter

•	Originated loan balances increased $29.3 million during the quarter ended June 30, 2011

•	Ratio of nonperforming originated assets to total originated assets decreased to 2.44% at June 30, 2011 from 2.65% at March 31, 2011

•	Acquisition and integration of the new Kent, WA branch was completed

Olympia, WA - HERITAGE FINANCIAL CORPORATION (NASDAQ GS: HFWA) Brian L. Vance, President and CEO of Heritage Financial Corporation (“Company” or “Heritage”), today reported net income for the quarter ended June 30, 2011 of $1.69 million compared to net income of $855,000 for the quarter ended June 30, 2010 and $764,000 for the linked-quarter ended March 31, 2011. The net income applicable to common shareholders for the quarter ended June 30, 2011 was $0.11 per diluted common share, compared to $0.05 per diluted common share for the quarter ended June 30, 2010 and $0.05 per diluted common share for the linked-quarter ended March 31, 2011.

Net income applicable to common shareholders for the six months ended June 30, 2011 was $2.5 million, or $0.16 per diluted common share, compared to $888,000, or $0.08 per diluted common share, for the six months ended June 30, 2010.

Mr. Vance commented, “We are pleased with our second quarter financial performance. We are also satisfied with the performance of our two bank acquisitions. Deposit and loan balance retention have exceeded our expectations and credit quality of the acquired portfolios continues to perform better than originally expected. Additionally, we are pleased to see this quarter’s efficiency ratio improve to 69.3%.”

Balance Sheet

The Company’s total assets increased slightly to $1.339 billion at June 30, 2011 from $1.335 billion at March 31, 2011. During the quarter ended June 30, 2011, increases of $16.4 million in total loans (net) and $13.5 million in investments were offset by a decrease of $28.4 million in interest earning deposits. Total assets increased $329.0 million from June 30, 2010 as a result of the assets acquired from the Cowlitz Bank and Pierce Commercial Bank acquisitions (“Cowlitz and Pierce Acquisitions”).

Total originated loans (not including loans held for sale) increased $29.3 million to $782.5 million at June 30, 2011 from $753.2 million at March 31, 2011. This was primarily due to increases of $22.4 million in commercial business loans and $9.1 million in commercial construction loans partially offset by a $2.8 million decrease in single-family residential construction loans. At June 30, 2011, real estate construction loans accounted for $65.9 million, or 8.4% of total originated loans, of which $23.8 million, or 3.0% of total originated loans, were single-family residential construction loans.

Total deposits increased $8.0 million to $1.11 billion at June 30, 2011 from $1.10 billion at March 31, 2011. Total non-maturity deposits increased $13.6 million to $754.5 million at June 30, 2011 from $740.9 million at March 31, 2011 while certificate of deposit accounts decreased $5.6 million to $353.2 million at June 30, 2011 from $358.8 million at March 31, 2011. As a result, non-maturity deposits to total deposits increased to 68.1% at June 30, 2011 from 67.4% at March 31, 2011. In addition, non-interest demand deposits to total deposits increased to 17.5% at June 30, 2011 from 17.2% at March 31, 2011.

At June 30, 2011, the Company’s stockholders’ equity to total assets increased to 15.4% compared to 15.2% at March 31, 2011. The Company and its subsidiary banks continue to maintain capital levels significantly in excess of applicable regulatory requirements to be categorized as “well-capitalized”. The Company had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at June 30, 2011 of 14.4%, 20.4% and 21.6%, respectively, as compared to 14.1%, 20.6% and 21.9% at March 31, 2011, respectively.

Mr. Vance continued, “For the second consecutive quarter, our originated loan portfolio increased. Our total originated loans increased $29.3 million or 3.9% for the quarter. Additionally, our total net loans, including the acquired portfolios, increased $16.4 million or 1.7%. Clearly, our organic loan growth strategy, aided by the addition of several new lenders, is working.”

“Deposits increased a modest $8.0 million; however, we continue to focus on our long term goal of increasing transactions accounts. Our non-interest bearing demand deposits increased 2.6% for the quarter to 17.5% of total deposits. Our non-maturity deposits grew $13.6 million or 1.8% for the quarter while our total CDs decreased $5.6 million. As a result, our total non-maturity deposits increased to 68% of total deposits. In addition, we were able to reduce our total deposit costs to 75 basis points.”

Credit Quality

The allowance for loan losses on originated loans at June 30, 2011 increased by $629,000 to $22.0 million from $21.4 million at March 31, 2011. Nonperforming originated loans to total originated loans was 3.2% at June 30, 2011, a decrease from 3.4% at March 31, 2011. The allowance for loan losses to nonperforming originated loans was 86.9% at June 30, 2011 compared to 83.2% at March 31, 2011. Potential problem originated loans were $47.3 million at June 30, 2011, a decrease from $50.1 million at March 31, 2011. The Company believes that its allowance for loan losses is appropriate to provide for probable losses based on an evaluation of known and inherent risks in the loan portfolio at June 30, 2011.

Nonperforming originated assets were $30.9 million, or 2.4% of total originated assets, at June 30, 2011, compared to $32.9 million, or 2.7% of total originated assets, at March 31, 2011. Other real estate owned was reduced $1.6 million to $1.9 million at June 30, 2011 from $3.5 million at March 31, 2011.

Mr. Vance added, “We are pleased to report that our loan quality metrics continue to improve. Non-performing originated assets decreased $2.0 million during the quarter, thus improving the ratio of non-performing originated assets to total assets to 2.4% at June 30, 2011. Additionally, potential problem loans decreased $2.7 million during the quarter. The preceding metrics combined with a slight increase to our allowance for loan losses increased the ratio of our allowance for loan losses to non-performing loans to a favorable 86.9% at June 30, 2011.”

“Even though our overall financial performance for the quarter was encouragingly positive, we remain guarded in our optimism due to the continued structural weaknesses in the Pacific Northwest economy.”

Operating Results

Net interest income increased $7.4 million, or 68.6%, to $18.2 million for the quarter ended June 30, 2011 compared with $10.8 million during the same period in 2010. Net interest income increased $12.3 million, or 57.5%, to $33.8 million for the six months ended June 30, 2011 compared to $21.4 million during the same period in the prior year. These increases were a result of the increased earning assets acquired in the Cowlitz and Pierce Acquisitions and an increase in the net interest margin. Heritage’s net interest margin for the quarter ended June 30, 2011 increased to 5.93% from 4.60% for the same period in 2010. For the six months ended June 30, 2011, the net interest margin increased to 5.50% from 4.59% in the same period in 2010. The increase in net interest margin was due primarily to increased loan yields as a result of discount accretion on the loan portfolios acquired in the Cowlitz and Pierce Acquisitions. The effect on the net interest margin of discount accretion on the acquired loan portfolio for the three months and six months ended June 30, 2011 was approximately 104 basis points and 68 basis points, respectively. Interest reversals on nonaccrual originated loans impacting the net interest margin for the three months and six months ended June 30, 2011 were approximately 13 basis points and 23 basis points, respectively, compared to 21 basis points and 18 basis points, respectively, for the prior year three months and six months ended June 30, 2010.

The provision for loan losses on originated loans decreased $1.2 million, or 36.7% to $2.0 million for the quarter ended June 30, 2011 from $3.2 million for the quarter ended June 30, 2010 and decreased $600,000, or 23.1%, from $2.6 million for the linked quarter ended March 31, 2011. For the six months ended June 30, 2011, the provision for loan losses on originated loans decreased to $4.6 million from $6.9 million for the six months ended June 30, 2010. The Company had net charge-offs of $1.4 million for the quarter ended June 30, 2011 compared to $3.3 million for the quarter ended March 31, 2011 and $1.7 million for the quarter ended June 30, 2010. For the six months ended June 30, 2011, the Company had net charge-offs of $4.6 million compared to $6.8 million for the six months ended June 30, 2010.

The provision for loan losses on purchased loans totaled $1.5 million and $3.3 million, respectively, for the three months and six months ended June 30, 2011. These provisions were due substantially to the decrease of estimated cash flows in certain pools of acquired loans from the original cash flow estimations. As of the acquisition dates, purchased loans were recorded at their estimated fair value, incorporating our estimate of future expected cash flows until the ultimate resolution of these credits. To the extent actual or projected cash flows are less than originally estimated, additional provisions for loan losses on the purchased loan portfolios will be recognized immediately into earnings. Provisions on the purchased covered loans, however, would be mostly offset by a corresponding increase in the Federal Deposit Insurance Corporation (“FDIC”) indemnification asset recognized within non-interest income. To the extent actual or projected cash flows are more than originally estimated, the increase in cash flows is prospectively recognized in interest income. The increase in interest income on purchased covered loans, however, would be mostly offset by a corresponding decrease in the FDIC indemnification asset recognized prospectively within non-interest income.

Cash flows on pools of acquired loans are re-estimated on a quarterly basis. Overall cash flow estimations have improved from the original cash flow estimations for the majority of the pools. As a result, incremental accretion income increased to $3.2 million in the quarter ended June 30, 2011 from $983,000 in the quarter ended March 31, 2011. Correspondingly, the change in FDIC indemnification asset was ($1.7) million in the quarter ended June 30, 2011 compared to $800,000 in the quarter ended March 31, 2011.

The following table illustrates the significant accounting entries associated with the Company’s acquired loan portfolios:

	Three Months Ended		Six Months Ended
(in thousands)	June 30, 2011	March 31, 2011	June 30, 2011
Incremental accretion income over stated note rate(1)	$3,194	$983	$4,177
Change in FDIC indemnification asset	(1,712)	800	(912)
Provision for loan losses	(1,529)	(1,778)	(3,307)

Pre-tax earnings impact	$(47)	$5	$(42)

(1)	The incremental accretion income represents the amount of income recorded on the acquired loans above the contractual stated in the individual loan notes. This income stems from the discount established at the time these loan portfolios were acquired and modified as a result of quarterly cash flow re-estimation.

Donald J. Hinson, Senior Vice President and Chief Financial Officer commented, “We continue to be pleased with the cash flow performance of the acquired loan portfolios. As in the quarter ended March 31, 2011, we continue to experience some volatility in the reported amounts of net interest income, provision for loan losses and non-interest income due to the accounting entries associated with the acquired loans portfolios. However, the net impact to pre-tax earnings during the first two quarters of 2011 has not been significant.”

Non-interest income decreased $1.3 million to $853,000 for the quarter ended June 30, 2011 compared to $2.1 million for the same period in 2010 due substantially to the effects of the change in FDIC indemnification asset. In addition, service charges on deposits for the quarter ended June 30, 2011 increased $196,000 from the same period in the prior year due to increases in deposit accounts as a result of the Cowlitz and Pierce Acquisitions. For the six months ended June 30, 2011, non-interest income increased $130,000 to $4.3 million from $4.2 million for the six months ended June 30, 2010.

Non-interest expense increased $4.7 million, or 55.5%, to $13.2 million during the quarter ended June 30, 2011 compared to $8.5 million for the quarter ended June 30, 2010 and increased $10.4 million, or 63.0%, to $26.8 million for the six months ended June 30, 2011 compared to $16.5 million for the six months ended June 30, 2010. The increase for the three months ended June 30, 2011 compared to the same period in the prior year was due to increased salaries and benefits expense in the amount of $2.9 million, increased occupancy and equipment expense of $729,000, increased data processing of $220,000, and increased state and local taxes expense of $213,000. The increase for the six months ended June 30, 2011 compared to the same period in the prior year was due to increased salaries and benefits expense in the amount of $5.5 million, increased occupancy and equipment expense of $1.5 million, increased data processing of $623,000, increased other real estate owned expense (including valuation adjustments) of $603,000, increase professional services of $422,000 and increased state and local taxes expense of $352,000. With the exception of expenses relating to other real estate owned, these increases were substantially due to the Cowlitz and Pierce Acquisitions.

Dividend

On July 27, 2011, the Company’s Board of Directors declared a dividend of $0.05 per share payable on August 26, 2011 to shareholders of record on August 12, 2011.

Mr. Vance commented, “We continue to see improving trends in metrics such as net income, capital levels and credit quality, which support an increase in the cash dividend this quarter. We recognize the economic environment remains difficult; however, we are optimistic about the long term performance of our Company and want to share our successes with our shareholders.”

Earnings Conference Call

The Company will hold a telephone conference call to discuss this earnings release on July 28, 2011, at 11:00 a.m. PDT. To access the call, please dial (866) 961-7938 a few minutes prior to 11:00 a.m. PDT. The call will be available for replay through August 11, 2011, by dialing (800) 475-6701 — access code 209849.

About Heritage Financial

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. Heritage Bank serves western Washington and the greater Portland, Oregon area through its twenty-seven full-service banking offices and its Online Banking Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas counties in central Washington through its six full-service banking offices and its Online Banking Website www.CVBankWA.com. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

Non-GAAP Financial Measures

This news release contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (GAAP). These measures include tangible common equity, tangible book value per share and tangible common equity to tangible assets. Tangible common equity (tangible book value) excludes preferred stock, goodwill and other intangible assets. Tangible assets exclude goodwill and other intangible assets. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s capital reflected in the current quarter and year-to-date results. Where applicable, the Company has also presented comparable capital information using GAAP financial measures. Reconciliations of the GAAP and non-GAAP financial measures are presented below.

(in thousands)	June 30, 2011	March 31, 2011	June 30, 2010
Stockholders’ equity	$205,651	$203,333	$160,828
Less: goodwill and other intangible assets	14,739	14,852	13,319

Tangible equity	190,912	188,481	147,509
Less: preferred stock	—	—	23,550

Tangible common equity	$190,912	$188,481	$123,959

Total assets	$1,338,735	$1,335,005	$1,009,793
Less: goodwill and other intangible assets	14,739	14,852	13,319

Tangible assets	$1,323,996	$1,320,153	$996,474

Forward-Looking Statements

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and of our bank subsidiaries by the Federal Deposit Insurance Corporation (the “FDIC”), the Washington State Department of Financial Institutions, Division of Banks (the “Washington DFI”) or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules including changes from the Dodd-Frank Wall Street Reform and Consumer Protection Act and regulations that have been or will be promulgated thereunder; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired including the Cowlitz Bank and Pierce Commercial Bank transactions or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; risks relating to acquiring assets or entering markets in which we have not previously operated and may not be familiar, changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks detailed from time to time in our filings with the Securities and Exchange Commission.

The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2011 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

HERITAGE FINANCIAL CORPORATION

CONDENSED STATEMENTS OF FINANCIAL CONDITION

(Dollar amounts in thousands; unaudited)

	June 30, 2011	March 31, 2011	June 30, 2010
Assets
Cash on hand and in banks	$31,069	$26,156	$18,464
Interest earning deposits	86,323	114,764	93,867
Investment securities available for sale	147,864	134,023	91,262
Investment securities held to maturity	13,175	13,494	14,302
Loans held for sale	673	478	—
Originated loans receivable	782,497	753,190	761,181
Less: Allowance for loan losses	(22,011)	(21,382)	(26,268)

Originated loans receivable, net	760,486	731,808	734,913
Purchased covered loans, net of allowance for loan losses of $2,516, $1,512 and $0	117,604	123,452	—
Purchased non-covered loans, net of allowance for loan losses of $791, $266 and $0	103,473	109,860	—

Total loans, net	981,563	965,120	734,913
FDIC indemnification asset	14,485	16,869	—
Other real estate owned	1,911	3,518	1,590
Premises and equipment, net	22,456	22,413	16,468
Federal Home Loan Bank (“FHLB”) stock	5,594	5,594	3,566
Accrued interest receivable	5,069	5,011	3,922
Prepaid expenses and other assets	13,814	12,713	18,090
Goodwill and other intangible assets	14,739	14,852	13,319

Total assets	$1,338,735	$1,335,005	$1,009,763

Liabilities and Stockholders’ Equity
Deposits	$1,107,720	$1,099,720	$829,030
Securities sold under agreement to repurchase	17,272	24,811	15,352
Accrued expenses and other liabilities	8,092	7,141	4,553

Total liabilities	1,133,084	1,131,672	848,935

Preferred stock	—	—	23,550
Common stock	128,825	128,688	74,040
Unearned compensation	(138)	(160)	(225)
Retained earnings	75,628	74,412	62,868
Accumulated other comprehensive income, net	1,336	393	595

Total stockholders’ equity	205,651	203,333	160,828

Total liabilities and stockholders’ equity	$1,338,735	$1,335,005	$1,009,763

Common stock, shares outstanding	15,649,383	15,648,809	11,119,820

HERITAGE FINANCIAL CORPORATION

CONDENSED STATEMENTS OF INCOME

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Interest income:
Interest and fees on loans	$18,829	$16,572	$11,903	$35,401	$23,873
Taxable interest on investment securities	768	663	675	1,431	1,420
Nontaxable interest on investment securities	199	179	78	378	151

Interest on federal funds sold and interest earning deposits	61	79	60	141	120

Total interest income	19,857	17,493	12,716	37,351	25,564

Interest expense:
Deposits	1,682	1,875	1,929	3,557	4,092
Borrowed funds	20	22	21	42	41

Total interest expense	1,702	1,897	1,950	3,599	4,133

Net interest income	18,155	15,596	10,766	33,752	21,431
Provision for loan losses on originated loans	1,995	2,595	3,150	4,590	6,900
Provision for loan losses on purchased loans	1,529	1,778	—	3,307	—

Net interest income after provision for loan losses	14,631	11,223	7,616	25,855	14,531

Non-interest income:
Gain on sales of loans	35	151	35	186	101
Service charges on deposits	1,278	1,238	1,082	2,516	2,107
Merchant Visa income	731	699	795	1,430	1,510
Change in FDIC indemnification asset	(1,712)	800	—	(912)	—
Other income	521	590	224	1,111	483

Total non-interest income	853	3,478	2,136	4,331	4,201

Non-interest expense:
Salaries & employee benefits	7,075	6,637	4,200	13,712	8,215
Occupancy and equipment	1,719	1,846	990	3,565	2,018
Data processing	636	823	416	1,458	835
Marketing	379	315	423	694	634
Merchant Visa	602	569	660	1,171	1,257
Professional services	413	633	338	1,047	625
State and local taxes	369	356	156	725	373
Impairment loss on securities	19	26	55	44	245
Federal deposit insurance	432	456	347	889	701
Other real estate owned, net	48	517	28	565	(38)
Other expense	1,483	1,474	861	2,957	1,593

Total non-interest expense	13,175	13,652	8,474	26,827	16,458

Income before income taxes	2,309	1,049	1,278	3,359	2,274
Income tax expense	624	285	423	909	723

Net income	$1,685	$764	$855	$2,450	$1,551

Dividends accrued and discount accreted on preferred shares	$—	$—	$332	$—	$663

Net income applicable to common shareholders	$1,685	$764	$523	$2,450	$888

Basic earnings per common share	$0.11	$0.05	$0.05	$0.16	$0.08
Diluted earnings per common share	$0.11	$0.05	$0.05	$0.16	$0.08

Average number of common shares outstanding	15,463,260	15,296,157	11,011,670	15,455,726	11,006,653

Average number of diluted common shares outstanding	15,533,025	15,372,102	11,062,246	15,527,224	11,053,520

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Performance Ratios:
Efficiency ratio	69.31%	71.57%	65.68%	70.44%	64.21%
Return on average assets	0.51%	0.23%	0.34%	0.37%	0.31%
Return on average common equity	3.29%	1.52%	1.52%	2.41%	1.31%

Average Balances:
Loans, including purchased loans	$972,604	$972,884	$733,233	$972,536	$735,648
Taxable investment securities	130,060	124,355	97,662	127,223	95,946
Nontaxable investment securities	23,914	21,123	9,971	22,526	9,516
Interest earning deposits and federal funds sold	95,641	121,707	93,512	108,602	96,006
Total interest earning assets	1,227,817	1,245,663	937,944	1,236,481	940,682
Total assets	1,330,054	1,352,452	1,008,775	1,341,191	1,010,793
Interest bearing deposits	904,075	922,426	708,435	913,200	710,750
Securities sold under agreement to repurchase	17,998	20,500	13,457	19,242	12,282
Total interest bearing liabilities	922,073	942,926	721,892	932,442	723,032
Non-interest bearing deposits	195,112	195,834	122,270	195,471	123,442
Total equity	205,625	204,255	161,295	204,944	160,684
Common equity	205,625	204,255	137,776	204,944	135,181
Tangible common equity	190,816	189,332	124,446	190,078	123,841

Net Interest Spread:
Yield on loans, net	7.77%	6.91%	6.51%	7.34%	6.54%
Yield on taxable investment securities	2.37%	2.16%	2.77%	2.27%	2.98%
Yield on nontaxable investment securities	3.34%	3.43%	3.14%	3.39%	3.20%
Yield on interest earning deposits and federal funds sold	0.26%	0.26%	0.26%	0.26%	0.25%
Yield on interest earning assets	6.49%	5.70%	5.44%	6.09%	5.48%

Cost of interest bearing deposits	0.75%	0.82%	1.09%	0.79%	1.16%
Cost of securities sold under agreement to repurchase	0.45%	0.43%	0.63%	0.44%	0.67%
Cost of interest bearing liabilities	0.74%	0.82%	1.08%	0.78%	1.15%

Net interest spread	5.75%	4.88%	4.35%	5.31%	4.33%
Net interest margin	5.93%	5.08%	4.60%	5.50%	4.59%

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Allowance for Loan Losses:
Originated loans:
Allowance balance, beginning of period	$21,382	$22,062	$24,797	$22,062	$26,164
Provision for loan losses	1,995	2,595	3,150	4,590	6,900
Net charge-offs:
Commercial business	1,160	514	101	1,674	2,964
One-to-four family residential	—	15	—	15	—
Real estate construction	197	2,648	1,580	2,845	3,818
Consumer	9	98	(2)	107	14

Total net charge-offs	1,366	3,275	1,679	4,641	6,796

Allowance balance, end of period	$22,011	$21,382	$26,268	$22,011	$26,268

	Three Months Ended June 30, 2011		Six Months Ended June 30, 2011
	Purchased Covered	Purchased Non-Covered	Purchased Covered	Purchased Non-Covered
Allowance for Loan Losses:
Allowance balance, beginning of period	$1,512	$266	$0	$0
Provision for loan losses	1,004	525	2,516	791

Allowance balance, end of period	$2,516	$791	$2,516	$791

	Three Months Ended			Six Months Ended
	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Other Real Estate Owned:
Balance, beginning of period	$3,518	$3,030	$1,590	$3,030	$704
Additions	—	1,337	1,055	1,337	3,463
Dispositions	(1,333)	(475)	(850)	(1,808)	(1,647)
Gain (loss) on sale	(40)	(13)	—	(53)	93
Valuation adjustments	(234)	(361)	(205)	(595)	(1,023)

Balance, end of period	$1,911	$3,518	$1,590	$1,911	$1,590

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands, except per share amounts; unaudited)

	As of Period End
	June 30, 2011	March 31, 2011	June 30, 2010
Financial Measures:
Book value per common share	$13.14	$12.99	$12.35
Tangible book value per common share	$12.20	$12.04	$11.15
Stockholders’ equity to total assets	15.4%	15.2%	15.9%
Tangible common equity to tangible assets	14.4%	14.3%	12.4%
Tier 1 leverage capital to average assets	14.4%	14.1%	14.8%
Tier 1 capital to risk-weighted assets	20.4%	20.6%	20.2%
Total capital to risk-weighted assets	21.6%	21.9%	21.4%
Net loans to deposits ratio	88.7%	87.8%	88.7%

	As of Period End
	June 30, 2011	March 31, 2011	June 30, 2010
Nonperforming Originated Assets:
Nonaccrual originated loans by type:
Commercial business	$11,566	$12,182	$8,641
One-to-four family residential	—	—	—
Real estate construction and land development	12,123	11,777	23,340
Consumer	105		128

Total nonaccrual originated loans(1)(2)	23,794	23,959	32,109

Restructured loans	5,195	5,422	408

Total nonperforming originated loans	28,989	29,381	32,517
Other real estate owned	1,911	3,518	1,590

Nonperforming originated assets	$30,900	$32,899	$34,107

Originated accruing loans past due 90 days or more	$531	$190	$1,075
Potential problem originated loans(3)	47,311	50,052	40,849
Allowance for loan losses to:
Total originated loans	2.81%	2.84%	3.45%
Nonperforming originated loans(4)	86.93%	83.19%	88.36%
Nonperforming originated loans to total originated loans(4)	3.24%	3.41%	3.91%
Nonperforming originated assets to total originated assets(4)	2.44%	2.65%	3.10%

(1)	$5.3 million, $5.5 million and $8.9 million of nonaccrual loans were considered troubled debt restructurings at June 30, 2011, March 31, 2011 and June 30, 2010, respectively.
(2)	$3.7 million, $3.7 million and $2.9 million of nonaccrual loans were guaranteed by government agencies at June 30, 2011, March 31, 2011 and June 30, 2010, respectively.
(3)	Potential problem loans are those loans that are currently accruing interest and are not considered impaired, but which are being monitored because the financial information of the borrower causes concern as to their ability to comply with their loan repayment terms. $4.8 million, $4.2 million and $4.7 million of potential problem originated loans were guaranteed by government agencies at June 30, 2011, March 31, 2011 and June 30, 2010, respectively.
(4)	Excludes portions guaranteed by government agencies.

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands; unaudited)

	June 30, 2011		March 31, 2011(1)		June 30, 2010
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Loan Composition
Originated loans:
Commercial business :
Commercial and industrial	$272,313	34.8%	$253,524	33.6%	$243,496	32.0%
Owner-occupied commercial real estate	156,615	20.0%	158,206	21.0%	175,752	23.1%
Non-owner occupied commercial real estate	219,154	28.0%	213,938	28.4%	198,403	26.1%

Total commercial business	648,082	82.8%	625,668	83.0%	617,651	81.2%
One-to-four family residential	38,704	5.0%	37,279	5.0%	50,332	6.6%
Real estate construction and land development:
One-to-four family residential	23,845	3.0%	26,671	3.6%	34,696	4.6%
Five or more family residential and commercial properties	42,043	5.4%	32,980	4.4%	39,129	5.1%

Total real estate construction and land development	65,888	8.4%	59,651	8.0%	73,825	9.7%
Consumer	31,447	4.0%	31,933	4.2%	20,916	2.7%

Gross originated loans	784,121	100.2%	754,531	100.2%	762,724	100.2%
Deferred loan fees	(1,624)	(0.2)%	(1,341)	(0.2)%	(1,543)	(0.2)%

Total originated loans	782,497	100.0%	753,190	100.0%	761,181	100.0%

Purchased covered loans	120,120		124,964		—
Purchased non-covered loans	104,264		110,126		—

Total loans, net of deferred loan fees	$1,006,881		$988,280		$761,181

(1)	During the quarter ended June 30, 2011, certain loans were reclassified to better represent the class of loan based on the Bank’s methodology.

	June 30, 2011		March 31, 2011		June 30, 2010
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Deposit Composition
Non-interest demand deposits	$193,815	17.5%	$188,827	17.2%	$123,468	14.9%
NOW accounts	311,324	28.1%	295,870	26.9%	224,174	27.0%
Money market accounts	148,401	13.4%	151,889	13.8%	105,812	12.8%
Savings accounts	100,990	9.1%	104,351	9.5%	80,614	9.7%

Total non-maturity deposits	754,530	68.1%	740,937	67.4%	534,068	64.4%
Certificate of deposit accounts	353,190	31.9%	358,783	32.6%	294,962	35.6%

Total deposits	$1,107,720	100.0%	$1,099,720	100.0%	$829,030	100.0%